                                       LEASE

                                      BETWEEN

                             FOOTHILL-PARKSTONE I, LLC
                       A CALIFORNIA LIMITED LIABILITY COMPANY

                                    ("LANDLORD")

                                        AND

                                 THE WET SEAL, INC.
                               A DELAWARE CORPORATION

                                     ("TENANT")

                                 November 21, 1996

                                 TABLE OF CONTENTS

                                                                            Page
ARTICLE 1. BASIC LEASE PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . 1

     1.1. LANDLORD'S ADDRESS . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.2. TENANT'S ADDRESS . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.3. USE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.4. DEMISED PREMISES . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.5. TERM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.6. OPTION TO EXTEND . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.7. INITIAL GUARANTEED MINIMUM MONTHLY RENTAL. . . . . . . . . . . . . . 2
     1.8. SECURITY DEPOSIT . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE 2. PREMISES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

     2.1. DEMISED PREMISES . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     2.2. REVISION OF SITE PLAN. . . . . . . . . . . . . . . . . . . . . . . . 2
     2.3. MEASUREMENT OF PREMISES. . . . . . . . . . . . . . . . . . . . . . . 2
     2.4. TITLE DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE 3. TERM. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

     3.1. COMMENCEMENT OF TERM . . . . . . . . . . . . . . . . . . . . . . . . 2
     3.2. FAILURE OF COMMENCEMENT. . . . . . . . . . . . . . . . . . . . . . . 3
     3.3. OPTION TO EXTEND TERM. . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE 4. RENTAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

     4.1. GUARANTEED MINIMUM MONTHLY RENTAL. . . . . . . . . . . . . . . . . . 5
     4.2. ADDITIONAL RENTAL AND IMPOUNDS . . . . . . . . . . . . . . . . . . . 5

ARTICLE 5. LATE CHARGE AND PROCESSING FEE. . . . . . . . . . . . . . . . . . . 6

ARTICLE 6. REAL ESTATE TAXES . . . . . . . . . . . . . . . . . . . . . . . . . 6

     6.1. GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     6.2. ALLOCATION FOR DEMISED PREMISES. . . . . . . . . . . . . . . . . . . 6
     6.3. PRORATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     6.4. DEFINITION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     6.5. RENTAL TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     6.6. DUE DATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     6.7. COMMUNITY FACILITIES DISTRICT. . . . . . . . . . . . . . . . . . . . 8
     6.8. CONTESTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

ARTICLE 7. PERSONAL PROPERTY TAXES . . . . . . . . . . . . . . . . . . . . . . 8

ARTICLE 8. CONSTRUCTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . 8



                              TABLE OF CONTENTS (cont'd)
                                                                            Page

ARTICLE 9. COMMON AREAS; MAINTENANCE AND COSTS . . . . . . . . . . . . . . . . 9

     9.1. COMMON AREAS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     9.2. USE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     9.3. VEHICLE PARKING. . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     9.4. MAINTENANCE OF COMMON AREAS. . . . . . . . . . . . . . . . . . . . . 9
     9.5. TENANT'S PAYMENT . . . . . . . . . . . . . . . . . . . . . . . . . .10
     9.6. TENANT'S ELECTION TO MAINTAIN. . . . . . . . . . . . . . . . . . . .10

ARTICLE 10. USES PROHIBITED. . . . . . . . . . . . . . . . . . . . . . . . . .11

ARTICLE 11. ALTERATIONS AND FIXTURES . . . . . . . . . . . . . . . . . . . . .12

     11.1. NO ALTERATIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .12
     11.2. PAYMENT OF COSTS. . . . . . . . . . . . . . . . . . . . . . . . . .12
     11.3. REMOVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12

ARTICLE 12. BUILDING MAINTENANCE, REPAIR AND TRASH COLLECTION. . . . . . . . .13

     12.1. TENANT'S OBLIGATIONS. . . . . . . . . . . . . . . . . . . . . . . .13
     12.2. LANDLORD'S OBLIGATION . . . . . . . . . . . . . . . . . . . . . . .14
     12.3. TENANT'S OPTION . . . . . . . . . . . . . . . . . . . . . . . . . .14

ARTICLE 13. COMPLIANCE WITH LAWS . . . . . . . . . . . . . . . . . . . . . . .14

     13.1. GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . .14
     13.2. NOISES AND TOXIC WASTES . . . . . . . . . . . . . . . . . . . . . .15

ARTICLE 14. INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . .16

     14.1. LANDLORD'S INSURANCE. . . . . . . . . . . . . . . . . . . . . . . .16
     14.2. REIMBURSEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . .17
     14.3. INSURABLE INTEREST. . . . . . . . . . . . . . . . . . . . . . . . .17

ARTICLE 15. INDEMNIFICATION - LIABILITY INSURANCE BY TENANT. . . . . . . . . .17

     15.1. TENANT'S INSURANCE REQUIREMENTS . . . . . . . . . . . . . . . . . .17
     15.2. INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . .18
     15.3. DAMAGE TO TENANT'S PROPERTY . . . . . . . . . . . . . . . . . . . .19
     15.4. WAIVER OF SUBROGATION . . . . . . . . . . . . . . . . . . . . . . .19

ARTICLE 16. FREE FROM LIENS. . . . . . . . . . . . . . . . . . . . . . . . . .19

ARTICLE 17. ABANDONMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . .20

ARTICLE 18. SIGNS AND AUCTIONS . . . . . . . . . . . . . . . . . . . . . . . .20

     18.1. SIGN CRITERIA . . . . . . . . . . . . . . . . . . . . . . . . . . .20
     18.2. DISPLAYS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20



                                          ii

                              TABLE OF CONTENTS (cont'd)
                                                                            Page
ARTICLE 19. UTILITIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
ARTICLE 20. ENTRY AND INSPECTION . . . . . . . . . . . . . . . . . . . . . . .21
ARTICLE 21. DAMAGES AND DESTRUCTION OF PREMISES. . . . . . . . . . . . . . . .21

     21.1. OBLIGATION TO REPAIR. . . . . . . . . . . . . . . . . . . . . . . .21
     21.2. WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22

ARTICLE 22. ASSIGNMENT, SUBLETTING AND ENCUMBRANCE . . . . . . . . . . . . . .22

     22.1. LANDLORD'S CONSENT REQUIRED . . . . . . . . . . . . . . . . . . . .22
     22.2. TENANT'S APPLICATION (ASSIGNMENT AND SUBLEASE). . . . . . . . . . .24
     22.3. COLLECTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
     22.4. WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
     22.5. ASSUMPTION OF OBLIGATIONS . . . . . . . . . . . . . . . . . . . . .25

ARTICLE 23. DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25

     23.1. DAMAGES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
     23.2. MITIGATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
     23.3. TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
     23.4. ASSIGNMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
     23.5. FINANCIAL CONDITION . . . . . . . . . . . . . . . . . . . . . . . .26
     23.6. FORM OF PAYMENT . . . . . . . . . . . . . . . . . . . . . . . . . .27
     23.7. NO WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27

ARTICLE 24. SURRENDER OF LEASE . . . . . . . . . . . . . . . . . . . . . . . .27
ARTICLE 25. SALE OF PREMISES BY LANDLORD . . . . . . . . . . . . . . . . . . .27

ARTICLE 26. ATTORNEYS' FEES. . . . . . . . . . . . . . . . . . . . . . . . . .27

     26.1. THIRD PARTY LITIGATION. . . . . . . . . . . . . . . . . . . . . . .27
     26.2. BETWEEN LANDLORD AND TENANT . . . . . . . . . . . . . . . . . . . .28

ARTICLE 27. HOLDING OVER . . . . . . . . . . . . . . . . . . . . . . . . . . .28

ARTICLE 28. NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28

ARTICLE 29. SUCCESSORS IN INTEREST . . . . . . . . . . . . . . . . . . . . . .28

ARTICLE 30. FORCE MAJEURE. . . . . . . . . . . . . . . . . . . . . . . . . . .29

ARTICLE 31. PARTIAL INVALIDITY . . . . . . . . . . . . . . . . . . . . . . . .29


                                         iii

                              TABLE OF CONTENTS (cont'd)
                                                                            Page
ARTICLE 32. CAPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
ARTICLE 33. TIME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
ARTICLE 34. SUBORDINATION, ATTORNMENT. . . . . . . . . . . . . . . . . . . . .30

     34.1. SUBORDINATION . . . . . . . . . . . . . . . . . . . . . . . . . . .30
     34.2. ATTORNMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
     34.3. ESTOPPEL CERTIFICATE. . . . . . . . . . . . . . . . . . . . . . . .30

ARTICLE 35. CONDEMNATION . . . . . . . . . . . . . . . . . . . . . . . . . . .31

ARTICLE 36. ACKNOWLEDGMENT . . . . . . . . . . . . . . . . . . . . . . . . . .32

ARTICLE 37. LANDLORD'S LIMITED LIABILITY . . . . . . . . . . . . . . . . . . .32

ARTICLE 38. NO ORAL AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . .32

ARTICLE 39. BINDING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33

ARTICLE 40. RIGHT OF FIRST REFUSAL . . . . . . . . . . . . . . . . . . . . . .33

ARTICLE 41. INTEREST ON PAST DUE OBLIGATIONS . . . . . . . . . . . . . . . . .34

ARTICLE 42. OPTION TO LEASE, NO OPTION . . . . . . . . . . . . . . . . . . . .34

ARTICLE 43. PRIOR RECORDED DOCUMENTS . . . . . . . . . . . . . . . . . . . . .34

ARTICLE 44. BROKERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34

ARTICLE 45. CONFIDENTIALITY OF LEASE . . . . . . . . . . . . . . . . . . . . .35

ARTICLE 46. HELICOPTER PAD ACCESS. . . . . . . . . . . . . . . . . . . . . . .35

ARTICLE 47. FINANCING SPREAD . . . . . . . . . . . . . . . . . . . . . . . . .36


                                       LEASE

          THIS LEASE is made and entered into as of November 21, 1996, by and between FOOTHILL-PARKSTONE I, LLC, a California limited liability company ("Landlord"), and THE WET SEAL, INC., a Delaware corporation ("Tenant").

                                     ARTICLE 1.

                               BASIC LEASE PROVISIONS

          1.1. LANDLORD'S ADDRESS. Foothill-Parkstone I, LLC, 1936 East Deere Avenue, Suite 216, Santa Ana, California 92705, Attn: Robert Searles, with copies to Offenbloch-Parkstone Partners I, 25200 La Paz Road, Suite 210, Laguna Hills, California 92653, Attn: Chris A. Downey, and to Latham BC Watkins, 650 Town Center Drive, Twentieth Floor, Costa Mesa, California 92626, Attn: Kenneth
A. Wolfson.

          1.2. TENANT'S ADDRESS. The Wet Seal, Inc., 64 Fairbanks, Irvine, California 92718, Attn: Edmond Thomas, President, with a copy to Aaronson & Aaronson, 16133 Ventura Boulevard, Suite 1080, Encino, California 91436, Attn:
Edward D. Aaronson.

          1.3. USE. A business specializing in light manufacturing, storage and distribution of clothing and office and administrative functions related thereto.

          1.4. DEMISED PREMISES. A building containing approximately One Hundred Eighty-Eight Thousand Two Hundred (188,200) square feet (the "Building"), together with the parcel of real estate upon which such Building is located and containing approximately Four Hundred Sixty-Seven Thousand Eight Hundred Thirty-Four (467,834) net usable square feet of land (the "Parcel") in the unincorporated community of Foothill Ranch, in the County of Orange, State of California, and generally as shown on the site plan attached hereto as EXHIBIT
A. The demised premises shall include an approximately 20,500 square foot office mezzanine to be constructed by Landlord, but shall not include a merchandise access platform and garment rack system to be built by Tenant within the demised premises containing approximately 95,000 usable square feet (collectively, the "Merchandise Access Platform"), all in accordance with the provisions of EXHIBIT B hereto. Tenant acknowledges that a lot line adjustment is being processed which will result in the Parcel being one or more separate legal lots pursuant to the California Subdivision Map Act. Tenant shall execute any documents reasonably requested by Landlord to effectuate such lot line adjustment. Tenant further acknowledges that Landlord will not obtain fee title to the Parcel until such lot line adjustment is recorded.

          1.5. TERM. Ten (10) years from the commencement date described in
Section 3.1.

          1.6. OPTION TO EXTEND. One (1) option to extend for five (5) years.

          1.7. INITIAL GUARANTEED MINIMUM MONTHLY RENTAL. Forty-Three and five/tenths cents ($0.435) per gross leasable square foot of the Building per month for the first sixty (60) months, then forty-seven and five/tenths cents ($0.475) per gross leasable square foot of the Building per month for the next sixty (60) months.

          1.8. SECURITY DEPOSIT. No security deposit will be required from Tenant under this Lease.

                                     ARTICLE 2.

                                      PREMISES

          2.1. DEMISED PREMISES. The premises leased to Tenant, together with appurtenances associated with such premises (collectively, the "demised premises"), are more particularly described or referred to in Section 1.4 above.

          2.2. REVISION OF SITE PLAN. The site plan attached hereto as EXHIBIT A is preliminary only, and prior to the commencement of the term hereof Landlord may modify said site plan with Tenant's consent, but Tenant shall not withhold such consent so long as such modification does not materially alter the site of the Building, materially interfere with the access by Tenant or any of Tenant's employees or invitees to the Building or the visibility of the Building, materially affect the use by Tenant of the Building, materially increase Tenant's obligations, or materially decrease Tenant's rights hereunder.

          2.3. MEASUREMENT OF PREMISES. Following substantial completion of the Building and prior to commencement of the Lease term as provided in Section 3.1, Landlord shall cause the gross leasable square footage of the Building to be determined. For purposes hereof, the gross leasable square footage of the Building shall be measured from the exterior face of all exterior walls and shall include the ground floor and the office mezzanine, but shall exclude the Merchandise Access Platform. Landlord shall certify in writing to Tenant the gross leasable square footage as so determined, which shall then be multiplied by the Lease rental rates set forth in Section 1.7 in order to establish the amount of Guaranteed Minimum Monthly Rental hereunder.

          2.4. TITLE DISCLOSURE. Landlord has disclosed to Tenant all encumbrances known by Landlord to exist on the demised premises by providing to Tenant preliminary title report no. OR-9638583 dated as of September 4, 1996 as issued by First American Title Insurance Company.

                                     ARTICLE 3.

                                        TERM

          3.1. COMMENCEMENT OF TERM. The initial term of this Lease shall be for the period set forth in Section 1.5 above. Such term, and Tenant's obligation to pay all sums provided for herein including Guaranteed Minimum Monthly Rental, shall commence on the later date to occur (the "commencement date") of the following: (a) October 1, 1997, (b) one hundred twenty (120) days after the date Landlord makes the Building available for Tenant to commence Tenant's work described below with respect to the Merchandise Access Platform, after Tenant receives at least thirty (30) days' prior written notice from Landlord or (c) the date on which all exterior and interior improvements to be constructed by Landlord (as set forth in Article 8 below and EXHIBIT B attached hereto) have been substantially completed and as to which a temporary certificate of occupancy has been issued (the "substantial completion"). Landlord agrees to make the Building available for Tenant to commence Tenant's work described below with respect to the office mezzanine at least seventy-five (75) days prior to the date of substantial completion. Should such commencement date not occur on the first day of a calendar month, the term hereunder shall be extended by the remaining days in said month. Tenant shall fully fixturize and improve its facility on the demised premises, and construct the Merchandise Access Platform as provided in Article 8 below, in a first class manner, all pursuant to plans and specifications approved by Landlord as provided in Article 8 below and EXHIBIT B hereto. Subject to delays due to matters of force majeure, Landlord and Tenant shall use their good faith efforts to comply with the construction schedule attached hereto as EXHIBIT C.

          3.2. FAILURE OF COMMENCEMENT. If Landlord, after using good faith efforts, has not obtained a building permit for the construction of the Building on or before that date which is three (3) months after the date first written above, then either Landlord or Tenant may terminate this Lease by giving written notice of such election to the other party at any time prior to the obtaining of such building permit. If this Lease is terminated pursuant to this Section, the parties shall have no further obligation to each other.

          3.3. OPTION TO EXTEND TERM. Tenant is hereby granted the option to extend the term of this Lease for one (1) additional period of five (5) years (the "extended term"; as used in this Lease, "term" shall include the extended term, if applicable, unless the context clearly indicates otherwise) upon all the terms and conditions of this Lease, subject to the following terms, conditions and exceptions:

               (a) Tenant shall notify Landlord in writing of Tenant's election to extend the term of this Lease at least nine (9) months but no more than fifteen (15) months prior to the expiration of the then existing term.

               (b) If this Lease is terminated at any time, the option to extend shall also be terminated.

               (c) If Tenant is in default under any of the terms and conditions of this Lease beyond any applicable notice and cure period on the date of giving written notice of exercise of such option or on the day preceding the first day of the extended term, at Landlord's option the notice shall be null and void, the extended term shall not commence and this Lease shall expire at the end of the original term.

               (d) The Guaranteed Minimum Monthly Rental in effect as of commencement of the extended term shall be adjusted to ninety five percent (95%) of the then fair market rental value (as determined below) of the demised premises. If Landlord and Tenant are unable to agree upon the then fair market rental value of the demised premises. then no later than seven (7) months prior to the first day of the extended term, Tenant shall, at Tenant's sole expense, send to Landlord a written appraisal report, prepared by an appraiser of Tenant's choice, which states the appraiser's estimate of the fair market rental value of the demised premises as of the date that the extended term will commence. If Tenant fails to provide such report at least seven (7) months prior to the beginning of the extended term, Landlord shall within thirty (30) days of such failure obtain, at Landlord's sole expense, an appraisal of the fair market rental value of the demised premises from an appraiser of Landlord's choice, and such appraiser shall determine the fair market rental value of the demised premises as of the first day of the extended term, which determination shall be binding on the parties hereto, If Tenant provides such appraisal report within the time period specified and Landlord disagrees with such appraisal report, Landlord shall within thirty (30) days after receipt of such appraisal report obtain, at Landlord's sole expense, an appraisal of the fair market rental value from an appraiser of Landlord's choice. If Landlord and Tenant are unable to agree upon the fair market rental value of the demised premises after receiving the two (2) appraisal reports, then the two (2) appraisers shall select a third appraiser whose expense shall be borne equally by the parties; if the two (2) appraisers cannot agree on a third appraiser, the third appraiser shall be appointed, on petition of either party, by the presiding Superior Court judge in Orange County, California, the costs . thereof to be borne equally by the parties. Landlord and Tenant shall instruct the three (3) appraisers to complete their determinations of the fair market rental value of the demised premises not later than five (5) months prior to the first day of the extended term. If the three
(3) appraisers cannot agree upon the fair market rental value of the demised premises, the fair market rental value of the demised premises shall be the arithmetic average of the two (2) of the three (3) appraisals which are closest in amount and the third appraisal shall be disregarded. For purposes of the appraisals set forth herein, (i) all appraisers shall have at least five (5) years' experience in the appraisal of commercial/industrial real property in the area in which the demised premises is located and shall be members of professional organizations such as MAI or its equivalent, and (ii) "fair market rental value" shall mean the price that a ready and willing tenant would pay, as of the first day of the extended term, as minimum monthly rent, to a ready and willing landlord of property comparable to the demised premises as it exists at such time if such property were exposed for lease on the open market for a reasonable period of time (including, but only to the extent customarily applicable to similar leases at such time, market concessions such as free rent, tenant improvement allowances and moving allowances).

               (e) The option to extend set forth in Section 3.3 shall be for the benefit of Tenant and any permitted successors and assigns of Tenant. However, if any such permitted successors or assigns (other than an entity controlling, controlled by or under common control with Tenant) exercise such option, the Guaranteed Minimum Monthly Rental provided for in Section 3.3(d) shall be one hundred percent (100%) of the then fair market rental value.

                                       ARTICLE 4.

                                        RENTAL

          4.1. GUARANTEED MINIMUM MONTHLY RENTAL. Commencing as of the commencement date as contemplated in Section 3.1 and during the remainder of the term of this Lease, Tenant shall pay to Landlord as Guaranteed Minimum Monthly Rental for the demised premises the applicable sum set forth in Section 1.7 above, which sum shall be paid in advance on the first day of each calendar month. If the term of this Lease commences on a day other than the first day of a calendar month, Tenant shall pay Guaranteed Minimum Monthly Rental in advance for such fractional month prorated based upon the remaining days in such fractional month as compared to the total number of days in such month. All rental to be paid by Tenant to Landlord shall be paid without deduction, offset, prior notice or demand to the address provided in Article 28.

          4.2. ADDITIONAL RENTAL AND IMPOUNDS.

               (a) In addition to the Guaranteed Minimum Monthly Rental, Tenant shall pay to Landlord, at the time and in the manner herein specified, Additional Rental as follows:

                    (i) Real Estate Taxes, rental taxes and business taxes as set forth in Article 6 of this Lease;

                    (ii) Personal property taxes as set forth in Article 7 of this Lease;

                    (iii) Expenses in connection with the common areas as set forth in Article 9 of this Lease;

                    (iv) Fire insurance and extended coverage as set forth in Article 14 of this Lease (unless Tenant elects to obtain such insurance for the Building as permitted by Article 14) and other insurance costs as set forth in Article 15 of this Lease; and

                    (v) Utilities as set forth in Article 19 of this Lease.

               (b) Rather than bill and collect the foregoing Additional Rental after the expenses are incurred, Landlord may estimate Tenant's share of all or any portion of said costs and expenses for a period of not more than twelve (12) months in advance, and may collect and impound Tenant's estimated share in advance on a monthly basis. As soon as reasonably possible after each year, Landlord shall provide to Tenant a reconciliation of any of Tenant's accounts which are impounded for the twelve (12) month period ending the preceding December 31. Said reconciliation statement shall set forth in reasonable detail the costs and expenses paid by Landlord, and shall include a computation as to Tenant's pro rata share (as determined pursuant to Section 6.2). In the event Tenant has overpaid its share of said costs and expenses in payment of impounds, Landlord shall credit Tenant's account for the amount of said overpayment (or if at the end of the Lease term there remains unreimbursed credits due Tenant as a result of any such overpayments theretofore having been made by Tenant, Landlord shall then pay to Tenant a sum equal to the sum of such unused credits), and in the event of an underpayment, Tenant shall pay to Landlord the amount of said underpayment within twenty (20) days after the date of mailing of the statement of reconciliation. Tenant may, at its sole cost and expense, once with respect to each year cause an audit of the books and records of Landlord (but only to the extent relating to the computation of Additional Rental) to be made by an independent certified public accountant or other qualified representative of Tenant, and if the computation of such Additional Rental previously made by Landlord shall be found to be inaccurate, then there shall be an adjustment and one party shall pay to the other within twenty (20) days of demand such sums as may be necessary to settle in full the accurate amount of said Additional Rental as should have been paid to Landlord for the period or periods covered by such inaccurate statement or statements. Additionally, Landlord will provide to Tenant copies of all real estate tax and assessment bills, as well as copies of any insurance premium invoices which serve as a basis for the determination of Additional Rental.

                                     ARTICLE 5.

                           LATE CHARGE AND PROCESSING FEE

          In addition to Article 41, if Tenant fails to pay any sum due to Landlord under this Lease within five (5) days of its due date, Tenant shall pay to Landlord, as Additional Rental, a late charge equal to five percent (5%) of the overdue amount. In the event Tenant makes payment by check for any payment due hereunder and such check is returned by Landlord's or Tenant's financial institution for any reason, the amount paid by such check shall be past due and subject to the above-referenced late charge, plus Tenant shall pay to Landlord as Additional Rental a processing fee of Fifty Dollars ($50.00). If Tenant's check is so returned more than twice during any consecutive twelve (12) month period, Landlord may thereafter, by written notice to Tenant, require that all future payments to be made by Tenant be made by cashier's check or money order.

                                     ARTICLE 6.

                                 REAL ESTATE TAXES

          6.1. GENERAL. During the term of this Lease, Tenant shall pay as Additional Rental to Landlord annual real estate taxes and assessments levied upon the demised premises.

          6.2. ALLOCATION FOR DEMISED PREMISES. In the event the Parcel is not separately assessed, the applicable taxes and assessments levied upon the demised premises and the Parcel shall be determined by (a) with respect to the taxes and assessments levied upon land, the ratio that the gross land area of the demised premises bears to the total gross land area within the entire tax parcel for which a separate assessment is made as such taxes are assessed in that separate tax parcel plus (b) with respect to the taxes and assessments levied on buildings, the amount so levied on the Building.

          6.3. PRORATION. Any such tax or assessment for the year in which the term of this Lease commences or ends shall be prorated. With respect to any assessment which may be levied against or upon the demised premises and which, under the laws then in force, may be evidenced by improvement or other bonds payable in annual installments, only the annual payments on said assessment shall be included in computing Tenant's obligation for taxes and assessments.

          6.4. DEFINITION. The term "real estate taxes and assessments" as used herein shall be deemed to mean all taxes and assessments imposed upon the real property and improvements constituting the demised premises and the tax parcel which includes the demised premises, including any taxes resulting from reassessment of the real property to fair market value upon completion of construction of the Building and related improvements as contemplated herein, but excluding any taxes resulting from reassessment of the real property to fair market value due to a change of ownership of the real property subsequent to the completion of construction of the Building and related improvements contemplated herein. The term "real estate taxes and assessments" shall also be deemed to mean any transfer taxes charged in conjunction with the recordation of a Memorandum of Lease, but shall not include personal income taxes, personal property taxes, inheritance taxes, gift taxes, capital levies or franchise taxes levied against Landlord, but not directly against said demised premises. "Real estate taxes and assessments" also include any charge or fee replacing any tax or assessment previously included within the definition of real estate taxes and assessments, and any tax or charge for fire protection, streets, sidewalks, road maintenance, refuse or other services provided to the demised premises by any governmental agency. In addition to the foregoing, Tenant acknowledges that the demised premises are, or will be, subject to that certain Second Completely Amended and Restated Declaration of Covenants, Conditions and Restrictions recorded on April 30, 1992 as Instrument 92-283832 in the Official Records of Orange County, California, as amended (the "CC&Rs"), also referred to in Section 43 below. There shall also be included in the real estate taxes and assessments the amount of assessments levied pursuant to the CC&Rs and applicable to the demised premises, determined by utilizing the allocations set forth in the CC&Rs.

          6.5. RENTAL TAXES. Tenant shall pay as Additional Rental to Landlord any and all excise, privilege and other taxes, other than net income taxes, gift taxes, capital levies and estate taxes, levied or assessed by any federal, state or local authority upon the rent and other amounts payable by Tenant to Landlord hereunder, and Tenant shall bear a pro rata share, as equitably determined by Landlord, of any business tax levied upon Landlord by any governmental authority which is based or measured in whole or in part by the amount charged or received by Landlord from Tenant under this Lease or from Landlord's ownership of the demised premises (referred to herein as "rental taxes").

          6.6. DUE DATE. Said Additional Rental under this Article 6 is due twenty (20) days after the date of mailing of a statement therefor.

          6.7. COMMUNITY FACILITIES DISTRICT. Tenant acknowledges that the demised premises are within the boundaries of the County of Orange Community Facilities District No. 87-4 ("CFD 87-4") and that a special tax will be included in the annual property tax bill for the repayment of bonded indebtedness incurred by CFD 87-4, all as more specifically set forth in a Notice of Special Tax ("Notice") in the form attached hereto and incorporated herein as Exhibit D. Concurrently with the execution of this Lease, Tenant shall execute and deliver to Landlord the Notice.

          6.8. CONTESTS. Tenant shall have the right to contest the amount of real estate taxes and assessments levied against the demised premises, provided that no such contest shall subject Landlord or the demised premises to any risk of foreclosure or any interest or penalties with respect to such real estate taxes and assessments. Without limiting the foregoing, Tenant acknowledges that Tenant will be required to pay such real estate taxes and assessments timely, but under protest, if Tenant elects to contest the amount thereof.

                                     ARTICLE 7.

                              PERSONAL PROPERTY TAXES

          During the term of this Lease, Tenant shall pay prior to delinquency all taxes assessed against and levied upon fixtures, furnishings, equipment and all other personal property of Tenant contained in or on the demised premises, and when possible Tenant shall cause said fixtures, furnishings, equipment and other personal property to be assessed and billed separately from the real property of Landlord. In the event any or all of Tenant's fixtures, furnishings, equipment and other personal property shall be assessed and taxed with Landlord's real property, Tenant shall pay as Additional Rental to Landlord its share of such taxes.

                                     ARTICLE 8.

                                    CONSTRUCTION

          Landlord, at its sole cost and expense, shall commence and pursue to completion the construction of all improvements to be erected by Landlord to the extent required in EXHIBIT B hereto. Except for the construction of improvements by Landlord and the Tenant allowances provided by Landlord as set forth on EXHIBIT B hereto, Tenant shall be solely responsible for the costs of all improvements on or in the demised premises, including but not limited to the Merchandise Access Platform and any and all permit fees, utility connection fees and charges, license fees, or other fees or charges in connection with the use and improvement of the demised premises by Tenant and the operation of Tenant's business on or in the demised premises; provided, that Landlord and NOT Tenant shall be responsible for payment of such non-recurring fees as traffic impact, transportation corridor and development fees which are payable upon issuance of Tenant's building permit for construction during the initial Lease term of the Merchandise Access Platform.

                                     ARTICLE 9.

                        COMMON AREAS; MAINTENANCE AND COSTS

          9.1. COMMON AREAS. As used in this Lease, "Common Areas" shall mean all areas upon the Parcel except for the Building, including but not limited to (except as shown on Exhibit A) all parking areas, driveways, sidewalks, loading areas, access roads, corridors, landscaping and planted areas.

          9.2. USE. Tenant shall have the exclusive right to use the Common Areas for the purposes intended, subject to such reasonable, non-discriminatory rules and regulations as Landlord may establish from time to time. Such right shall be irrevocable unless Tenant is in default of its obligations under this Lease beyond any applicable notice and cure period. Tenant shall abide by such rules and regulations and shall cause others who use the Common Areas with Tenant's express or implied permission to abide by Landlord's rules and regulations. At any time, Landlord may temporarily close any Common Areas to perform any acts in the Common Areas as, in Landlord's judgment, are desirable to make repairs to the Common Areas or to avoid a dedication of the Common Areas to the public. Tenant shall not materially adversely interfere with the rights of Landlord. Except as contemplated above or as otherwise permitted by this Lease, Landlord shall not take any actions which materially adversely interfere with the rights of Tenant to use the Common Areas.

          9.3. VEHICLE PARKING. All parking stalls provided to Tenant in the Common Areas shall be limited to vehicles no larger than standard-size automobiles or pickup utility vehicles, and shall be subject to Landlord's reasonable, non-discriminatory rules and regulations. Tenant shall not cause large trucks or other large vehicles to be parked within the Common Areas, except for those locations specifically designated for such purpose on EXHIBIT A.

          9.4. MAINTENANCE OF COMMON AREAS. Unless Tenant elects to assume such obligations pursuant to Section 9.6 below, Landlord shall maintain the Common Areas in good order, condition and repair. Tenant shall pay all costs incurred by Landlord for the operation and maintenance of the Common Areas. Costs of operating and maintaining the Common Areas include, but are not limited to, the following: gardening and landscaping within the Common Areas; utilities, water and sewage charges in connection with the Common Areas; maintenance of signs; premiums for liability, property damage, fire and other types of casualty insurance on the Common Areas and worker's compensation insurance; all property taxes and assessments levied on or attributable to the Common Areas (provided that any real estate taxes and assessments governed by Article 6 above shall not be included in this Section 9.4); all personal property taxes levied on or attributable to personal property used in connection with the Common Areas; straight-line depreciation on personal property (but not any real property) owned by Landlord which is consumed or used in the operation or maintenance of the Common Areas; rental or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Common Areas; fees for required licenses and permits; repairing, resurfacing, repaving, maintaining, painting, lighting, cleaning, refuse removal, security and similar items in connection with the Common Areas; and a reasonable allowance to

Landlord for Landlord's overhead and supervision of the Common Areas as set forth below ("Landlord's Allowance"). Landlord's Allowance for the initial twelve (12) months of the term of this Lease shall be Fourteen Thousand Dollars ($14,000). Effective on each annual anniversary date of the commencement date, commencing on that date which is one (1) year after the commencement date (or the first day of the next succeeding month if the term of this Lease does not commence as of the first day of a month), Landlord's Allowance shall be increased by multiplying Landlord's Allowance then in effect by a fraction, the numerator of which shall be the Consumer Price Index for the month two (2) months prior to each such adjustment date and the denominator of which shall be the Consumer Price Index for the same month for the prior year. The Consumer Price Index to be used is the Consumer Price Index For All Urban Consumers - All Items, for the Los Angeles/Anaheim/ Riverside metropolitan area, published monthly by the United States Department of Labor, in which 1982-1984 equals 100. If the 1982-1984 base is no longer utilized for the Consumer Price Index at the adjustment date, then the adjustment shall be based upon applicable conversion tables. If no such conversion tables are available or if said Consumer Price Index is no longer published, Landlord shall substitute an index which is published by the Bureau of Labor Statistics or similar agency and which is most nearly equivalent to the Index described above. Landlord may cause any or all of such services to be provided by third parties and the cost of such services shall be included in the costs of. operating and maintaining the Common Areas. If Landlord hires a third party to perform the overall supervision of the Common Areas, any management fees paid to such third party shall be deducted from Landlord's Allowance otherwise to be paid to Landlord as provided above. Notwithstanding the foregoing, costs of operating and maintaining the Common Areas shall not include the following: capital expenditures and any depreciation or amortization thereof other than those expenditures and depreciation incurred with respect to personal property consumed or used in the operation and maintenance of the Common Areas; reserves for future expenditures; fees and expenses for attorneys which may be incurred in lease negotiations and eviction proceedings, as well as brokers' commissions and similar professional expenses incurred in connection with lease negotiations; costs associated with the financing or refinancing of the Building or the Common Areas or any portion thereof; mortgage payments and ground rents payable by Landlord; repairs and restoration due to casualty or condemnation; costs associated with correcting construction defects or repairs due to poor workmanship; costs of correcting environmental problems; costs incurred with respect to legally mandated improvements or changes; management or administrative fees in excess of the then-market rate; and insurance deductibles and self-insurance costs.

          9.5. TENANT'S PAYMENT. Tenant shall pay all of the costs of operating and maintaining the Common Areas (prorated for any fractional month) upon written notice from Landlord that such costs are due and payable, and in any event prior to delinquency.

          9.6. TENANT'S ELECTION TO MAINTAIN. Notwithstanding the foregoing provisions of this Article 9, so long as Tenant is not in default of any provision of this Lease beyond any applicable notice and cure period, then Tenant may elect by giving Landlord at least thirty (30) days' prior written notice to assume Landlord's obligations to maintain the Common Areas in good order, condition and repair pursuant to Section 9.4 above. In such event, Tenant shall maintain the Common Areas to the same level and standards as Landlord has previously been maintaining the Common Areas (or, if Tenant makes such election prior to Landlord commencing the maintenance of the Common Areas, then to such level and standards as Landlord may impose, which levels and standards will be consistent with similar areas within Foothill Ranch). Provided that Tenant has elected to maintain insurance pursuant to Section 14.1 below and to maintain the Common Areas pursuant to this Section 9.6, no allowance shall be paid to Landlord or to Tenant (including Landlord's Allowance) for such periods during which Tenant is so maintaining such insurance and such Common Areas. If Tenant fails to maintain the Common Areas as required after so electing to do so, then in addition to any remedies provided for in Article 23 below, Landlord shall have the right to take over such maintenance of the Common Areas, in which event Tenant's rights pursuant to this Section 9.6 shall terminate and be of no further force or effect.

                                    ARTICLE 10.

                                  USES PROHIBITED

          Tenant shall not use, or permit the demised premises or any part thereof to be used, for any purpose other than the purpose for which the demised premises are hereby leased as set forth in Section 1.3 above; and no use shall be made or permitted to be made of the demised premises, nor acts done, which will increase the existing rate of insurance upon the Building (once said rate is established), or cause a cancellation of any insurance policy covering said, Building or any part thereof, nor shall Tenant sell or permit to be kept, used or sold in or about the demised premises any article which may be prohibited by standard form of insurance policies. For purposes hereof, the use of the demised premises by Tenant as contemplated in Section 1.3 above will not, per se, be a use which will cause the cancellation of any insurance policy covering the Building or any part thereof or constitute a use which will increase the existing rate of insurance on the Building (once said rate is established). Tenant shall, at its sole cost, comply with any and all requirements (pertaining to the use of the demised premises) of any insurance organization or company necessary for the maintenance of reasonable fire and public liability insurance covering the demised premises and appurtenances. Notwithstanding anything to the contrary contained herein, except as provided below in this Article, there shall not be sold, leased, licensed or otherwise conveyed, or permitted to be sold, leased, licensed or otherwise conveyed, at retail, any merchandise or services in or from the demised premises, excluding (i) Tenant's fixtures, equipment or property which are not stock in trade, and (ii) food, beverage and cigarette sales made through vending devices on the demised premises. For purposes of this restriction, "at retail" shall mean the sale, lease, license or other conveyance of merchandise or services to ultimate consumers. Notwithstanding the foregoing, Tenant shall be permitted to conduct sales at retail from the demised premises, provided that such sales shall not occur more than once in any calendar quarter and shall not last for more than three (3) consecutive days at any time.

                                    ARTICLE 11.

                              ALTERATIONS AND FIXTURES

           11.1. NO ALTERATIONS. Subject to the provisions of EXHIBIT B hereto, Tenant shall not make or suffer to be made any alterations of the demised premises, or any part thereof, including the addition of any equipment to be placed on the roof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned by Landlord, and the prior receipt by Landlord of a copy of Tenant's building permit, if applicable. Notwithstanding the foregoing, Tenant may, without Landlord's prior written consent, make non-structural interior alterations of the Building; provided that
(a) with respect to the racking system to be installed in the Merchandise Access Platform, such alterations do not exceed Seventy-Five Thousand Dollars ($75,000) during any consecutive twelve (12) month period and (b) with respect to all other alterations, such alterations do not exceed Twenty Thousand Dollars ($20,000) individually, or Fifty Thousand Dollars ($50,000) in the aggregate during any consecutive twelve (12) month period. Any such alterations shall be in conformance with the requirements of all municipal, state and federal governmental authorities.

           11.2. PAYMENT OF COSTS. Tenant is solely responsible for all costs associated with any additions or alterations to the demised premises performed by or for Tenant, including any and all permit fees, license fees, utility charges or other fees or charges, except those costs expressly agreed to be paid by Landlord under the terms of this Lease.

           11.3. REMOVAL. Upon the expiration or earlier termination of this Lease, Tenant shall not remove any original equipment installed by Landlord or permanent partitions, electrical or plumbing items or other alterations or additions added by Tenant which cannot be removed without irreparable or material damage to the Building; provided, however, if requested by Landlord, Tenant shall be obligated and entitled to remove any and all machinery, equipment, furnishings, trade fixtures and other personal property installed by Tenant. Notwithstanding the foregoing, at the time of request by Tenant for consent from Landlord to make any alterations or additions to the demised premises (or, if Landlord's consent is not required, then at the time of making any alterations or additions to the demised premises), Tenant may request that Landlord inform Tenant as to whether Tenant will be required to remove such alterations or additions at the expiration or earlier termination of this Lease. If Tenant makes any such request, Landlord shall so inform Tenant, and such decision shall be binding upon the expiration or earlier termination of this Lease. Additionally, except for the racking system to be installed by Tenant in the Merchandise Access Platform (which Tenant shall remove upon the expiration or earlier termination of this Lease), Tenant shall not be required to remove any of the improvements contemplated to be installed by Tenant pursuant to EXHIBIT B in connection with the initial construction of the Building. Any damage done to the demised premises in connection with any such removal by Tenant shall be repaired at Tenant's sole cost and expense. Unless removed as specified in this paragraph, all such property left on the demised premises shall at the expiration or earlier termination of this Lease become the property of Landlord and remain upon the demised premises. All costs incurred by Landlord in the subsequent removal of such property required to be removed by Tenant hereunder, and the repair of any damage associated with such removal, shall be reimbursed by Tenant to Landlord upon completion of such removal.

                                    ARTICLE 12.

                 BUILDING MAINTENANCE, REPAIR AND TRASH COLLECTION

           12.1. TENANT'S OBLIGATIONS. As of the earlier of the commencement date or the date Tenant takes occupancy of the demised premises for purposes of conducting its business, Tenant shall be deemed to have accepted the demised premises as being in good and sanitary order, condition and repair; except that Tenant shall have (a) sixty (60) days after entering the demised premises to give Landlord written notice of any patent defects in the demised premises and
(b) one (1) year after entering the demised premises to give Landlord written notice of any latent defects in the demised premises and Landlord shall forthwith correct any such defects delineated by Tenant. Subject to the provisions of Article 9 above and Section 12.2 below, Tenant shall at all times during the term of this Lease, and at Tenant's sole cost and expense, keep, maintain and repair (including, but subject to the provisions of Article 21, any damage caused as a result of any burglary or by natural elements) the Building and other improvements upon the demised premises in good and sanitary order, condition and repair, including without limitation, the maintenance and repair of the heating and air conditioning system for the Building, all elevators serving the Building, all interior walls, windows or other glass, glazing, casements, doors, plumbing, pipes, electrical wiring and conduits. Subject to Landlord's obligations in Article 9 above with respect to the Common Areas, Tenant shall at all times during the term of this Lease, and at Tenant's sole cost and expense, keep, maintain and repair (including any injury caused by disease, infestation or natural elements) all landscaping and other improvements within the demised premises at least to the standard required by the CC&Rs more fully described in Article 43. If Landlord has any warranties which remain in effect with respect to any repairs which Tenant is obligated to make, Landlord shall, upon request, assign to Tenant the right to enforce any such applicable warranties. Subject to Article 9 and Section 12.2, if any portion of the demised premises, or any system or equipment exclusively serving the demised premises, or any landscaping or other improvement within the demised premises for which Tenant is responsible to maintain cannot be fully repaired, then Tenant shall, at Tenant's sole cost and expense, promptly replace the same with new or reconditioned equipment, landscaping or other item, as applicable, of like kind and quality. Tenant shall also, at its sole cost and expense, be responsible for any nonstructural alterations or improvements (including, without limitation, any alterations or improvements which are primarily nonstructural but which require penetration or other minor modification of the structure in order to complete) to the demised premises necessitated as a result of the requirement of any municipal, state or federal authority which may be imposed due to Tenant's specific use of the demised premises. Tenant hereby waives all rights provided for by Sections 1941 and 1942 of the Civil Code of the State of California to make said repairs which Landlord is obligated to make under this Lease; provided that if Landlord fails to make any such repairs after the giving of notice and the expiration of any applicable time period provided for herein, then Tenant may make such repairs and sue Landlord for the cost thereof (provided that in no event may Tenant offset any amounts incurred by Tenant in connection with the making of any such repairs against any amount owing by Tenant to Landlord under this Lease). On the last day of the term of this Lease or sooner termination of this Lease, Tenant shall surrender the demised premises with all appurtenances, in good condition and repair, reasonable wear and tear and damage not required to be repaired pursuant to
Article 21 or Article 35 excepted, but subject to Section 11.3 above.

          12.2. LANDLORD'S OBLIGATION. Notwithstanding the provisions of Section
9.3 and Section 12.1 above and subject to Tenant's option set forth in Section
12.3 below, Landlord shall, at Landlord's sole cost and expense, maintain and keep in good repair (and replace, as necessary) the exterior walls, roof, gutters, downspouts and foundation of the Building. In no event will Tenant go, or authorize any person to go, onto the roof of the Building without the prior written consent of Landlord, which consent will be given only upon Landlord's satisfaction that any repairs necessitated as a result of Tenant's action will be made by Tenant, at Tenant's expense, and will be made in such a manner so as not to invalidate any guarantee relating to said roof. Landlord shall not be required to make any repairs to the exterior walls, roof or foundation unless and until Tenant has notified Landlord in writing of the need for such repairs, or Landlord otherwise obtains actual knowledge of the need for such repairs, and Landlord shall commence actions to effectuate such repair within ten (10) days thereafter and shall diligently pursue such repair to completion. If Tenant has warranties with respect to any repairs which Landlord is obligated to make, Tenant shall on request assign to Landlord the right to enforce any such applicable warranties.

          12.3. TENANT'S OPTION. Notwithstanding the foregoing provisions of
Section 12.2, so long as at least two (2) years remain in the then-existing term and Tenant is not in default of any provision of this Lease beyond any applicable notice and cure period, then Tenant may elect, by giving Landlord at least thirty (30) days' prior written notice, for Tenant to maintain and repair:
(a) the exterior walls and foundation (but not the roof) of the Building, and
(b) all structural systems within the Building. In such event, Tenant shall be under the same duty of care as Landlord in maintaining the Building in good order, condition and repair as provided in Section 12.2 above. For such purpose, Tenant shall execute a service contract with a management company or servicer, subject to Landlord's prior written approval, which approval shall not be unreasonably withheld or delayed. Tenant shall not make any such repairs of a structural nature or exceeding $20,000 in each case or $50,000 in the aggregate unless and until Landlord has approved the same in writing (which approval shall not be unreasonably withheld, delayed or conditioned by Landlord) and Tenant has provided Landlord with a copy of Tenant's building permit, if required. Landlord shall reimburse Tenant for the entire cost of all such approved repairs and maintenance of the Building walls and foundation incurred by Tenant, within twenty (20) days after receiving from Tenant a reasonably detailed statement therefor.

                                    ARTICLE 13.

                                COMPLIANCE WITH LAWS

          13.1. GENERAL PROVISIONS. Tenant shall, at its sole cost and expense, comply with all requirements of all municipal, state and federal governmental authorities now in force or which may hereafter be in force pertaining to the use of the demised premises, and shall faithfully observe in said use all municipal ordinances and state and federal statutes now in force or which shall hereinafter be in force. The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding against Tenant, whether Landlord is a party thereto or not, that Tenant has violated any such order, code or statute in said use, shall be conclusive of that fact as between Landlord and Tenant. Subject to nonstructural alterations or improvements to be made by Tenant pursuant to Section 12.1 above, Landlord shall, at its sole cost and expense, comply with all governmental requirements regarding all capital improvements and upgrades to any portion of the Building and the Common Areas which are based upon any fire, safety, handicap (including but not limited to the federal Americans With Disabilities Act, 42 U.S.C. Section 12101 ET SEG.), building or other codes, ordinances or laws; provided, that such improvements or upgrades do not result from Tenant's specific use or layout of the demised premises (as opposed to the general use of the demised premises as a corporate headquarters with a warehouse) or any negligent or willful misconduct of Tenant.

          13.2. NOISES AND TOXIC WASTES.

               (a) Tenant shall not commit, or suffer to be committed, any waste upon the demised premises, or any nuisance or other act or thing which may disturb the quiet enjoyment of any other occupant in the vicinity of the demised premises. No noise, vibrations or offensive odors shall be emitted outside of the demised premises as a result of Tenant's use of the demised premises; provided that Landlord acknowledges that there will be noise, vibrations and odors from Tenant's delivery trucks moving to and from the demised premises as customary for uses such as Tenant's contemplated use, and such items shall not be deemed a breach of this sentence.

               (b) Except for normal cleaning substances customarily used in the industry, Tenant shall not use, store or permit toxic waste or other toxic or hazardous substances on the demised premises during the term of this Lease, without the prior written consent of Landlord. Except for normal cleaning substances customarily used in the industry, in the event Tenant desires to use or store toxic or hazardous substances on the demised premises (including but not limited to petroleum based fuels), Tenant shall request such use in an application to Landlord which shall explain in detail the types of substances which Tenant desires to use, the proposed location and manner of storage of same and the manner of disposition of such substances or by-products or remains thereof. Tenant shall deliver to Landlord copies of all studies, reports and other information submitted by Tenant to any governmental entity or agency regulating the use of such substances, concurrently with the delivery of same to such governmental agency or entity. In no event shall Tenant store any toxic or hazardous substances in underground tanks. The proposed use of such toxic or hazardous substances shall be approved, if necessary, by the local fire department and the exterior of the demised premises shall clearly set forth a label as to the toxic or hazardous substances located within the demised premises. In the event that any such toxic or hazardous substances are hereinafter found on, under or about the demised premises except as expressly allowed by Landlord, Tenant shall take all necessary and appropriate actions and shall spend all necessary sums to cause the same to be cleaned up and immediately removed from and about the demised premises, and Landlord shall in no event be liable or responsible for any costs or expenses incurred in so doing. Tenant shall at all times observe and satisfy the requirements of, and maintain the demised premises in compliance with, all federal, state and local environmental protection, occupational, health and safety and similar laws, ordinances, restrictions, licenses and regulations, including but not limited to, the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), Safe Drinking Water Act (42 U.S.C. Section 3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), Clean Air Act (42 U.S.C. Section 7401 et seq.), Comprehensive Environmental Response of Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), California Health and Safety Code (Section 25100 et seq., Section 39000 et seq.), and California Water Code (Section 13000 et seq.). Should Tenant at any time receive any notice of violation of any laws, including those aforementioned, or be given a citation with respect thereto, Tenant shall (i) immediately notify Landlord of such violation or citation, (ii) provide Landlord with a copy of same, (iii) commence to cure the deficiency set forth in the violation or citation within five (5) days after the date of receipt thereof and complete such cure diligently (but in any event within thirty (30) days after receipt of such violation or citation) and (iv) immediately provide Landlord with proof of the curing of such deficiency or complained of matter. Should Tenant at anytime default in or fail to perform or observe any of its obligations under this Article 13, Landlord shall have the right, but not the duty, without limitation upon any of Landlord's other rights pursuant hereto, to perform the same, and Tenant agrees to pay to Landlord, within twenty (20) days of demand, all costs and expenses incurred by Landlord in connection therewith, including without limitation, attorneys' fees, together with interest from the date of expenditure at the highest rate allowed by law. Tenant hereby indemnifies Landlord and agrees to defend with counsel selected by Landlord and hold Landlord harmless for any loss incurred by or liability imposed on Landlord by reason of Tenant's failure to perform or observe any of its obligations or agreements under this Article 13. Landlord may enter the demised premises (including the Building) at any reasonable time, upon prior notice to Tenant, for the purpose of ascertaining compliance by Tenant with the requirements of this Article 13. Notwithstanding anything to the contrary contained above in this paragraph, Tenant shall have no obligation to take any actions, spend any sums or indemnify Landlord with respect to any toxic or hazardous substances (x) which are brought onto the demised premises by Landlord or (y) which existed on the demised premises prior to the commencement of the term of this Lease (unless such toxic or hazardous substances were brought onto the demised premises by Tenant, its consultants, representatives or agents). For purposes hereof, toxic or hazardous substances shall include any toxic or hazardous material or substance as defined in any Federal, State of California or local law, ordinance, rule or statute.

                                    ARTICLE 14.

                                     INSURANCE

          14.1. LANDLORD'S INSURANCE. Unless Tenant elects to maintain such insurance as provided below in this Section 14.1, Landlord shall maintain throughout the term of this Lease casualty insurance on the Building for an amount equal to one hundred percent (100%) of the full replacement cost of the Building and otherwise satisfying the conditions set forth in EXHIBIT E attached hereto and any conditions imposed by any lender with a deed of trust encumbering the Parcel. Such insurance shall contain no co-insurance or contribution clauses, a replacement cost endorsement and deductibles as set forth in Exhibit E hereto. Landlord may, but shall not be obliged to, take out and carry any other form or forms of insurance as it or the mortgagees of Landlord may require from time to time. Notwithstanding the contributions by Tenant to the cost of insurance premiums with respect to the Building or any alterations of the demised premises, as are provided herein, Tenant acknowledges that it has no right to receive any proceeds from any such insurance policies carried by Landlord. During the term of this Lease, Landlord may also maintain a rental income insurance policy, at Tenant's expense, with loss payable to Landlord in an amount equal to one (1) year's Guaranteed Minimum Monthly Rental and Additional Rental (including without limitation, estimated Common Area maintenance charges, real estate taxes and assessments and insurance premiums).

          Notwithstanding the foregoing provisions of this Section 14.1, so long as Tenant is not in default of any provision of this Lease beyond any applicable notice and cure period, then Tenant may elect by giving Landlord at least thirty
(30) days' prior written notice to maintain the foregoing insurance on the Building using a carrier reasonably satisfactory to Landlord pursuant to a policy or policies meeting the requirements of this Section 14.1 and of Sections 15.1(c) through (e) below; provided that the deductible amount of any such insurance maintained by Tenant may be up to Ten Thousand Dollars ($10,000) for each loss except for (a) damages resulting from sewer back-up which may have a deductible of up to Twenty-Five Thousand Dollars ($25,000), (b) damages resulting from flood which may have a deductible of up to Fifty Thousand Dollars ($50,000), and (c) damages resulting from earthquake which may have a, deductible of up to the greater of five percent (5%) of value or Two Hundred Fifty Thousand Dollars ($250,000).

          14.2. REIMBURSEMENT. Tenant shall pay to Landlord, as Additional Rental hereunder, the cost of said insurance maintained by Landlord; unless Tenant maintains such insurance as permitted in Section 14.1 above. Said Additional Rental is due twenty (20) days after Tenant's receiving from Landlord a reasonably detailed statement therefor.

          14.3. INSURABLE INTEREST. With respect to said casualty insurance, Landlord and Tenant agree that Landlord's insurable interest in the demised premises includes all improvements to the demised premises, except Tenant's removable trade fixtures or Tenant's personal property which are insured by Tenant's personal property insurance.

                                    ARTICLE 15.

                  INDEMNIFICATION - LIABILITY INSURANCE BY TENANT

          15.1. TENANT'S INSURANCE REQUIREMENTS. Tenant shall, at its sole cost and expense, commencing as of the date Tenant is given access to the demised premises for any purpose and throughout the entire term of this Lease, procure, pay for and keep in full force and effect:

               (a) Comprehensive liability insurance with respect to the demised premises and the operations of or on behalf of Tenant in, on or about the demised premises, including but not limited to personal injury, product liability (if applicable), blanket contractual, owner's protective, broad form property damage liability coverage, host liquor liability and owned and non-owned automobile liability in an amount not less than $3,000,000.00 combined single limit. Such policy shall contain the following provisions:

                    (i)       Severability of interest;

                    (ii)      Cross liability;

                    (iii) An endorsement stating "such insurance as is afforded by this policy for the benefit of the Landlord shall be primary as respects any liability or claims arising out of the occupancy of the demised premises by Tenant, or Tenant's operations and any insurance carried by Landlord shall be excess and noncontributory"; and

                    (iv) With respect to improvements, alterations and the like required or permitted to be made by Tenant hereunder, contingent liability and builder's risk insurance.

               (b) Worker's compensation coverage as required by law, together with employer's liability coverage.

               (c) All policies of insurance required to be carried by Tenant pursuant to these requirements shall be written by responsible insurance companies authorized to do business in the State of California. All such insurance required by Tenant hereunder may be furnished by Tenant under any blanket policy carried by it or under a separate policy therefor. A copy of each paid up policy evidencing such insurance or a certificate of insurance evidencing such policy shall be delivered to Landlord prior to the date Tenant is given the right of possession of the demised premises, and upon renewals, prior to the expiration of such coverage. In no event shall the then limits of any policy be considered as limiting the liability of Tenant under this Lease.

               (d) Each policy evidencing above insurance shall contain a provision including Landlord, Landlord's managing agent and any lenders on the demised premises as additional insureds.

               (e) In the event that Tenant fails to maintain and pay for insurance required by this Article, Landlord may (but without obligation to do so) procure such insurance and pay the premiums therefor, in which event Tenant shall repay Landlord all sums so paid by Landlord within twenty (20) days following Landlord's written demand to Tenant for such payment.

          15.2. INDEMNIFICATION. Unless caused by the negligent or intentional act or omission of Landlord, or any agent, representative, contractor or employee of Landlord, or by the breach of this Lease by Landlord, Tenant shall defend, indemnify and hold harmless Landlord against and from all claims, damages, costs (including attorneys' fees and court costs, even if on appeal), judgments and liabilities arising from Tenant's use of the demised premises or the conduct of its business arising from any act, neglect, fault or omission of Tenant, or of its agents, employees or invitees. Unless caused by the negligent or intentional act or omission of Tenant or any agent, representative, contractor or employee of Tenant, or by the breach of this Lease by Tenant, Landlord shall defend. indemnify and hold harmless Tenant against and from all claims, damages, costs (including attorneys' fees and court costs, even if on appeal). judgments and liabilities arising from any act, neglect, fault or omission of Landlord, or of its agents, employees or invitees on or about the demised premises.

           15.3. DAMAGE TO TENANT'S PROPERTY. Unless caused by the negligent or intentional act or omission of Landlord, or any agent, representative, contractor or employee of Landlord, or by the breach of this Lease by Landlord, Landlord or its agents shall not be liable for any damage to property entrusted to employees of Tenant, nor the loss of or damage to any property by theft or otherwise, nor for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other place or resulting from dampness or any other patent or latent cause whatsoever. Unless caused by the negligent or intentional act or omission of Landlord, or any agent, representative, contractor or employee of Landlord, or by the breach of this Lease by Landlord, Landlord or its agents shall not be liable for interference with the light or other incorporeal hereditaments. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Building or of defects therein or in the fixtures or equipment.

           15.4. WAIVER OF SUBROGATION. Neither Landlord nor Tenant (or any of their officers, directors or shareholders) shall be liable for any damage by fire or other peril includable in the casualty insurance policy required to be maintained pursuant to Section 14.1 above or includable in any casualty insurance policy actually maintained by either with respect to the demised premises (whether or not required to be maintained pursuant to this Lease), no matter how caused, it being understood that the damaged party will look solely to its insurer for reimbursement. Landlord's and Tenant's policies of casualty insurance shall contain a waiver of subrogation confirming the foregoing. Any waiver of rights required by this Section shall be ineffective if such waiver shall be unobtainable, or shall result in a breach of the insurance contract or in a material increase in the cost of insurance of the waiving party, unless the other party shall pay such increase within twenty (20) days after notice thereof.

                                    ARTICLE 16.

                                  FREE FROM LIENS

           Tenant shall keep the demised premises free from any liens arising out of any work performed, material furnished or obligation incurred by Tenant. In the event a mechanic's or materialmen's lien is filed against the demised premises as a result of any work performed by or through Tenant, Tenant shall promptly remove such lien either through payment in full or through the recording of a release bond in the statutory amount. Failure by Tenant to remove the lien to the reasonable satisfaction of Landlord and to the satisfaction of Landlord's title insurance company within ten (10) days after written demand therefor from Landlord shall entitle Landlord to remove the lien as set forth in the preceding sentence. Tenant shall, within ten (10) days after written demand therefor from Landlord, reimburse Landlord for all costs and expenses (including attorneys' fees) incurred by Landlord in connection with the removal of the lien.

                                    ARTICLE 17.

                                    ABANDONMENT

          Tenant shall not vacate or abandon the demised premises at any time during the term of this Lease. The demised premises shall be deemed abandoned by Tenant within the meaning of Section 1951.2 of the California Civil Code and this Lease shall terminate, without prejudice to any of Landlord's other rights hereunder, if Landlord gives written notice of its belief of abandonment in compliance with Section 1951.3 of the California Civil Code and Tenant fails to give Landlord written notice of its intent not to abandon the demised premises in compliance with Section 1951.3 of the California Civil Code.

                                    ARTICLE 18.

                                 SIGNS AND AUCTIONS

          18.1. SIGN CRITERIA. Tenant shall at its sole cost and expense prepare sign construction drawings, in accordance with Landlord's sign criteria as described in the CC&Rs defined in Section 43, which drawings shall be submitted to Landlord for Landlord's prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned by Landlord. Tenant agrees to install signs for the Building which shall conform with the approved sign drawings within thirty (30) days after the commencement date of this Lease.

          18.2. DISPLAYS. Without Landlord's prior written consent, Tenant shall not display or sell merchandise outside the defined exterior walls and permanent doorways of the Building.

                                    ARTICLE 19.

                                     UTILITIES

          Subject only to Article 9 with respect to the Common Areas, Tenant shall pay before delinquency all charges for water, gas, heat, electricity, power, telephone service, and all other services and utilities, including any connection, use or other fees required to be paid as a result of Tenant's use of the demised premises, used in, upon or about the demised premises by Tenant or any of its subtenants, licensees or concessionaires during the term of this Lease.

                                    ARTICLE 20.

                                ENTRY AND INSPECTION

          Landlord and its agents may enter into and upon the demised premises (including the Building) at all reasonable times upon at least twenty-four (24) hours' advance notice to Tenant (except in the case of an emergency in which event no prior notice shall be required) for the purpose of: (a) inspecting the same, (b) maintaining the Building, (c) posting notices of nonresponsibility for alterations, additions or repairs, or (d) placing upon the Parcel or Building any "For Sale" signs. No entry made by Landlord or its agent pursuant to this
Article 20 may materially adversely interfere with access to or visibility of the demised premises by Tenant or its employees or invitees or with Tenant's use of the demised premises. Tenant shall permit Landlord, at any time within ninety
(90) days prior to the expiration of this Lease, to place upon the demised premises any "For Lease" signs, and during such ninety (90) day period, Landlord or its agents may, during normal business hours, enter upon the demised premises (including the Building) and exhibit same to prospective tenants and purchasers.

                                    ARTICLE 21.

                        DAMAGES AND DESTRUCTION OF PREMISES

          21.1. OBLIGATION TO REPAIR. In the event of (a) partial or total destruction of the demised premises which requires repairs to the demised premises, or (b) the Building being declared unsafe or unfit for occupancy by any authorized public authority, in either event for any reason other than Tenant's act, use or occupation, which declaration requires repairs to the Building, Landlord shall forthwith make said repairs to substantially the same condition as Landlord originally constructed the demised premises pursuant to the terms of this Lease (but subject to any changes in laws, codes and ordinances in the interim). Landlord shall promptly commence such repairs upon receiving actual knowledge of the occurrence of an event described in the preceding sentence which creates the necessity for such repairs, but in any event not later than twenty (20) days following receipt of written notice from Tenant. Such repairs shall be completed in an expedient manner as quickly as reasonably possible, but in any event within twelve (12) months from receipt of Tenant's notice. No such destruction (including any destruction necessary in order to make repairs required by any declaration made by any public authority) shall in any way annul or void this Lease, except that Tenant shall be entitled to a proportionate reduction of the Guaranteed Minimum Monthly Rental and Additional Rental while such repairs are being made, such proportionate reduction to be based upon the extent to which such destruction or the making of such repairs shall interfere with the business carried on by Tenant in the Building. However, if (i) during the last two (2) years of the term of this Lease (A) the demised premises are damaged as a result of fire or any other insured casualty or any casualty required to be insured against under this Lease, (B) such damage is to an extent which results in Tenant being unable to reasonably conduct its operations in the Building (which determination Tenant shall make and give written notice to Landlord with respect to within twenty
(20) days after the date of such casualty), and (C) the necessary repairs are reasonably anticipated by Landlord to take greater than fifty percent (50%) of the remaining term of this

Lease to complete; or (ii) the demised premises are damaged at any time by a casualty not insured or required to be insured against and such damage is to an extent which results in Tenant being unable to reasonably conduct its operations in the Building (which determination Tenant shall make and give written notice to Landlord with respect to within twenty (20) days after the date of such casualty), either party may within thirty (30) days following the date such damage occurs terminate this Lease by written notice to the other party. Additionally, in the event of any damage which would result in Landlord having the right to terminate this Lease as provided in subparagraph (i) above, Tenant shall have ten (10) days after demand from Landlord to exercise any remaining option to extend the term of this Lease pursuant to Section 3.3. Notwithstanding the provisions of Section 3.3 above, Tenant shall give written notice of such election to exercise within such ten (10) day period. If Tenant timely exercises any such option to extend the term of this Lease, then the provisions of subparagraph (i) above shall not apply with respect to such casualty. If either party elects to terminate this Lease, all rentals shall be prorated between Landlord and Tenant as of the date of such destruction. Notwithstanding anything to the contrary contained in this Lease, if this Lease is not terminated as set forth above after the occurrence of any casualty, then Tenant shall pay to Landlord, prior to Landlord being obligated to commence any repair or reconstruction work as set forth above, an amount equal to the deductible amount of any insurance policy covering such casualty with respect to insured casualties, and an amount equal to the costs of such repair and/or reconstruction with respect to any uninsured casualty.. Additionally, in the event of damage or destruction to all or any portion of the Common Areas, if such damage or destruction results in a material interference with Tenant's use of or access to the demised premises, Tenant shall be entitled to a proportionate reduction of the Guaranteed Minimum Monthly Rental and Additional Rental while such repairs are being made, to be determined as set forth above in this Section 21.1 with respect to other casualties. The foregoing provisions of this Section 21.1 relating to the payment of deductibles and relating to payment for uninsured casualties shall apply equally with respect to damage or destruction of the Common Areas.

          21.2. WAIVER. In respect to any partial or total destruction (including any destruction necessary in order to make repairs required by any such declaration of any authorized public authority) which Landlord is obligated to repair or may elect to repair under the terms of Section 21.1, Tenant waives any statutory right it may have to cancel this Lease as a result of such destruction, including, without limitation, any such rights Tenant may otherwise have pursuant to California Civil Code Section 1932 or 1933. Notwithstanding the foregoing, Tenant shall have the right to make such repairs if Landlord fails to do so within the time periods required above, and in such event, Tenant shall have the right to sue Landlord for reimbursement for the cost incurred by Tenant in making such repairs, but Tenant shall have no right to offset such amounts against any amounts payable by Tenant pursuant to the terms of this Lease.

                                    ARTICLE 22.

                       ASSIGNMENT, SUBLETTING AND ENCUMBRANCE

          22.1. LANDLORD'S CONSENT REQUIRED. Tenant shall not voluntarily or by operation of law assign, license, franchise, transfer, mortgage, hypothecate, or otherwise encumber all or any part of Tenant's interest in this Lease or in the demised premises. and shall not sublet, franchise, change ownership or license all or any part of the demised premises, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, delayed or conditioned and any attempted assignment, license, franchise, transfer, mortgage, encumbrance, subletting or change of ownership without such consent shall be wholly void and shall confer no rights upon any third parties. Without in any way limiting Landlord's right to refuse to give such consent for any other reason or reasons, Landlord reserves the right to refuse to give such consent if in Landlord's reasonable discretion and opinion the type or quality of the business operation conducted on the demised premises or throughout any other portion of the land adjacent to the demised premises is or may be in any way adversely affected during the term of the Lease by such proposed assignment, license, franchise, transfer, mortgage, encumbrance or subletting, or the financial worth of the proposed new tenant is less than that of Tenant as of the date this Lease is executed. Furthermore, Landlord shall not be entitled to condition Landlord's consent to any sublease upon Tenant's duty to pay over to Landlord any rent or other consideration received by Tenant from any such subtenant, either initially or over the term of the sublease, in excess of the rent called for hereunder nor shall Landlord be entitled to receive any such excess rent, or. in case of the sublease of a portion of the demised premises, in excess of such rent fairly allocable to such portion. For purposes of this Lease, no sale, transfer, issuance, encumbrance or other assignment of shares of the capital stock of Tenant or of any entity controlling Tenant shall be deemed a transfer or assignment of this Lease or a subletting or change of ownership of the demised premises or any part thereof. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right, without the prior consent of Landlord, to assign this Lease or sublet the demised premises to a corporation or other entity which: (i) is Tenant's parent corporation; or (ii) is a wholly-owned subsidiary of Tenant; or (iii) is a corporation which Tenant or Tenant's parent corporation owns or the shareholders of Tenant or Tenant's parent corporation own in excess of fifty percent (50%) of the outstanding capital stock; or (iv) as a result of a consolidation, merger or other reorganization with Tenant and/or Tenant's parent corporation, shall own all or substantially all of the assets of Tenant or Tenant's parent corporation; or (v) acquires or is acquiring all or substantially all of the assets of Tenant. Any assignment or subletting pursuant to the above shall be subject to the following conditions: (a) Tenant shall remain fully liable during the unexpired term of this Lease; and (b) any such assignment or subletting shall be subject to all of the terms, covenants and conditions of this Lease. Additionally, notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right, without the prior consent of Landlord, to assign this Lease or sublet the demised premises to an entity which has a net worth computed pursuant to generally accepted accounting principles consistently applied (as shown in financial statements to be delivered to Landlord by such entity prior to the effective date of such assignment or subletting) of at least Fifty Million Dollars ($50,000,000) (subject to adjustment as set forth below); provided that such entity expressly assumes all of Tenant's obligations hereunder in a writing reasonably acceptable to Landlord. Such $50,000,000 amount shall be increased at the same times, and using the same formula, as Landlord's Allowance is increased pursuant to Section 9.4 above. Provided the foregoing conditions relating to net worth and written assumption of obligations are satisfied, Tenant shall be released from its obligations hereunder upon consummation of such assignment.

          22.2. TENANT'S APPLICATION (ASSIGNMENT AND SUBLEASE). In the event that Tenant desires at any time to assign this Lease or to sublet the demised premises or any portion thereof, Tenant shall submit to Landlord, at least sixty
(60) days prior to the proposed "effective date" of the assignment or sublease, in writing: (a) unless Landlord's consent is not required for such assignment or subletting pursuant to Section 22.1 above, a notice of request for permission to assign or sublease, setting forth the proposed effective date, which shall be no less than sixty (60) days or more than one hundred eighty (180) days after the sending of such notice; (b) the name of the proposed subtenant or assignee; (c) the nature of the proposed subtenant's or assignee's business to be carried on in the demised premises; (d) a current financial statement of Tenant and the proposed subtenant or assignee; and (e) such other information as Landlord may reasonably request. Each such request by Tenant shall be accompanied by a One Hundred Fifty Dollar ($150.00) payment to Landlord as the cost for processing such request.

          22.3. COLLECTION. Any rental payments or other sums received from Tenant or any other person in connection with this Lease shall be conclusively presumed to have been paid by Tenant or on Tenant's behalf. Landlord shall have no obligation to accept any rental payments or other sum from any person other than Tenant, unless (a) Landlord has been given prior written notice to the contrary by Tenant, and (b) if Landlord's consent is required to any such assignment or sublease, Landlord has consented to payment of such sums by such person other than Tenant. If this Lease be assigned, or if the demised premises or any part thereof be sublet or occupied by anybody other than Tenant, Landlord may (but shall not be obligated to) collect rent from the assignee, subtenant or occupant and apply the net amount collected to the rent and other sums herein required and retain any excess rent so collected, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of Tenant's covenant set forth in the first sentence of Section 22.1 above, nor shall such assignment, subletting, occupancy or collection be deemed an acceptance by Landlord of the assignee, subtenant or occupant as tenant, or a release of Tenant from further performance by Tenant of covenants on the part of Tenant herein contained except as otherwise expressly provided in Section 22.1 above. Except as otherwise expressly provided in Section 22.1 above, no assignment or subletting shall affect the continuing primary liability of Tenant hereunder (which, following assignment, shall be joint and several with the assignee), and Tenant shall not be released from performing any of the terms, covenants and conditions of this Lease.

          22.4. WAIVER. Notwithstanding any assignment or sublease, or any indulgences, waivers or extensions of time granted by Landlord to any assignee or sublessee, or any failure by Landlord to take action against any assignee or sublessee, Tenant waives notice of any default of any assignee or sublessee and agrees that Landlord may, at its option, proceed against Tenant without having taken action against or joined such assignee or sublessee, except that Tenant shall have the benefit of any indulgences, waivers and extensions of time granted to any such assignee or sublessee. Consent by Landlord to one assignment, subletting, occupation or use by another person shall not be deemed a consent to any subsequent assignment, subletting, occupation or use by another person.

          22.5. ASSUMPTION OF OBLIGATIONS. Each assignee or transferee, other than Landlord, shall assume all obligations of Tenant under this Lease and shall be and remain liable jointly and severally with Tenant (except as otherwise expressly provided in Section 22.1 above) for the payment of the rent, and for the due performance of all the terms, covenants, conditions and agreements herein contained on Tenant's part to be performed, for the term of this Lease. No assignment shall be binding on Landlord unless such assignee or Tenant shall deliver to Landlord an executed instrument on Landlord's form or on such other form as may be reasonably acceptable to Landlord. The failure or refusal of the assignee to execute such instrument of assumption shall not release or discharge the assignee from its liability, and shall provide Landlord with an option to terminate said assignment.

                                    ARTICLE 23.

                                      DEFAULT

          23.1. DAMAGES. If Tenant fails to make any rental or Additional Rental or other payment required by the provisions of this Lease within ten (10) days after written notice that the same was not paid when due, or, subject to Section 34.3(b), fails within fifteen (15) days after written notice thereof to commence actions to correct any breach or default in performing any covenants, terms or conditions of this Lease other than nonpayment of rent or Additional Rental or fails to continuously and diligently prosecute such actions to completion after commenced (with diligence being determined based on customary industry practice), or if Tenant abandons the demised premises before the end of the term, Landlord shall have the right at any time thereafter to elect to terminate this Lease and Tenant's right to possession hereunder. The foregoing cure periods (including pursuant to Section 34.3(b)) shall run concurrently with, and shall not be in addition to, any statutory cure periods. Upon such termination, Landlord shall. have the right to recover against Tenant:

               (a) The worth at the time of award of the unpaid rent which had been earned at the time of termination;

               (b) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

               (c) The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and

               (d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

The "worth at the time of award" of the amounts referred to in subparagraphs (a) and (b) above shall be computed by allowing interest at ten percent (10%) per annum. The worth at the time of award of the amount referred to in subparagraph
(c) shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

          23.2. MITIGATION. Such efforts as Landlord may make to mitigate the damage caused by Tenant's breach of this Lease shall not constitute a waiver of Landlord's right to recover damages against Tenant hereunder, nor shall anything herein contained affect Landlord's right to indemnification against Tenant for any liability arising prior to the termination of this Lease for personal injuries or property damage.

          23.3. TERMINATION.

               (a) Notwithstanding any of the foregoing, the breach of this Lease by Tenant, or an abandonment of the demised premises by Tenant, shall not constitute a termination of this Lease, or of Tenant's right of possession hereunder, unless and until Landlord elects to do so, and until such time Landlord shall have the right to enforce all of its rights and remedies under this Lease, and otherwise at law, including the right to recover rent, and all other payments to be made by Tenant hereunder, as they become due; provided, however, that until such time as Landlord elects to terminate this Lease, and Tenant's right of possession hereunder, Tenant shall have the right to sublet the demised premises or to assign its interests in this Lease, or both, subject only to the written consent of Landlord, which consent shall not be unreasonably withheld.

               (b) The parties hereto agree that acts of maintenance or preservation or efforts to re-lease the demised premises, or the appointment of a receiver upon the initiative of Landlord to protect its interests under this Lease shall not constitute a termination of Tenant's right of possession for the purposes of this Section unless accompanied by a written notice from Landlord to Tenant of Landlord's election to so terminate.

          23.4. ASSIGNMENT. As security for the performance by Tenant of all of its duties and obligations hereunder, Tenant does hereby assign to Landlord the right, power and authority, during the continuance of this Lease, to collect the rents, issues and profits of the demised premises, and retain said rents, issues and profits as they become due and payable. Upon any such breach or default, Landlord shall have the right at any time thereafter, without notice except as provided for above, either in person, by agent or by a receiver to be appointed by a court, to enter and take possession of said demised premises and collect such rents, issues and profits, including those past due and unpaid, and apply the same, less costs and expenses of operation and collection, including reasonable attorneys' fees, upon any indebtedness secured hereby, and in such order as Landlord may determine.

          23.5. FINANCIAL CONDITION. Tenant acknowledges that Landlord has executed this Lease in reliance on the financial information furnished by Tenant to Landlord as to Tenant's financial condition. In the event that it is determined at any time subsequent to the date of this Lease that any of the financial information furnished by Tenant is substantially untrue or inaccurate, Tenant shall be deemed to be in default under this Lease, which default shall not be subject to cure, and which shall entitle Landlord to exercise all remedies reserved to Landlord under this Lease or otherwise available to Landlord by law.

          23.6. FORM OF PAYMENT. In the event of a default of any rental payment or other payment due under this Lease, Landlord may in Landlord's notice to Tenant of such default require that Tenant's payment to cure the default be in cash, cashier's check and/or certified check. Landlord and Tenant agree that should Landlord so elect to require payment by cash, cashier's check or certified check in Landlord's notice to Tenant, a tender of money to cure the default which is not in the form requested by Landlord shall be deemed a failure to cure the default.

          23.7. NO WAIVER. Nothing contained in this Article 23 shall in any way diminish or be construed as waiving any of Landlord's other remedies elsewhere in this Lease or by law or in equity.

                                    ARTICLE 24.

                                 SURRENDER OF LEASE

          The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subleases or subtenancies.

                                    ARTICLE 25.

                            SALE OF PREMISES BY LANDLORD

          In the event of any sale of the demised premises by Landlord, provided that the transferee expressly assumes in writing the obligations of Landlord accruing hereunder after the consummation of such transfer, Landlord shall be and is hereby entirely freed and relieved of all liability under any and all of its covenants and obligations contained in or derived from this Lease arising out of any act, occurrence or omission occurring after the consummation of such sale; and the purchaser at such sale or any subsequent sale of the demised premises shall be deemed, without any further agreement between the parties or their successors in interest or between the parties and any such purchaser, to have assumed and agreed to carry out any and all of the covenants and obligations of Landlord under this Lease.

                                    ARTICLE 26.

                                  ATTORNEYS' FEES

          26.1. THIRD PARTY LITIGATION. If Landlord is involuntarily made a party defendant to any litigation concerning this Lease or the demised premises by reason of any act or omission of Tenant, then Tenant shall defend and hold harmless Landlord from all liabilities by reason thereof, including reasonable attorneys' fees and all costs incurred by Landlord in such litigation.

          26.2. BETWEEN LANDLORD AND TENANT. If either Landlord or Tenant or their successors and assigns shall commence any legal proceedings either in court or by arbitration against the other with respect to the enforcement or interpretation of any of the terms and conditions of this Lease, the nonprevailing party therein shall pay to the other all expenses of said litigation, including reasonable attorneys' fees as may be fixed by the court or arbitrator having jurisdiction over the matter. The parties hereto agree that the State of California is the proper jurisdiction for litigation of or performance under any matters relating to this Lease, with venue in Orange County, and service mailed to the address of Tenant set forth herein shall be adequate service for such litigation.

                                    ARTICLE 27.

                                    HOLDING OVER

          Any holding over after the expiration of the term of this Lease, with the consent of Landlord, shall be construed to be a tenancy from month to month, cancelable upon thirty (30) days written notice, and upon the same terms and conditions as exist during the last year of the term hereof except the Guaranteed Minimum Monthly Rental shall be increased to (a) one hundred twenty-five percent (125%) of the Guaranteed Minimum Monthly Rental during the last year of the term hereof if Landlord and Tenant are then actively negotiating an extension of the term hereof or (b) one hundred fifty percent (150%) of the Guaranteed Minimum Monthly Rental during the last year of the term hereof if Landlord and Tenant are not then actively negotiating an extension of the term hereof.

                                    ARTICLE 28.

                                      NOTICES

          All notices required or permitted by this Lease shall be in writing and may be delivered in person (by hand delivery or professional messenger service) to either party or may be sent by certified mail, with postage prepaid, return receipt requested, or delivered by U.S. Express Mail. or by Federal Express or any other commercial courier service guaranteeing overnight delivery, charges prepaid, and addressed as set forth in Sections 1.1 and 1.2, as appropriate. Any such notice shall be effective when received. Any party may change its address for purposes of this Section by giving notice to the other party as herein provided.

                                    ARTICLE 29.

                               SUCCESSORS IN INTEREST

          The covenants herein contained shall, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of all the parties hereto; and all of the parties hereto shall be jointly and severally liable hereunder.

                             ARTICLE 30. FORCE MAJEURE

          If either party hereto shall be delayed or prevented from the performance of any act required hereunder by reason of acts of God, strikes, lockouts, labor troubles, inability to procure materials, restrictive governmental laws or regulations or other cause without fault and beyond the control of the party obligated (financial inability excepted), performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay; provided, however, nothing in this Article 30 contained shall excuse Tenant from the prompt payment of any rental or other charge required of Tenant hereunder except as may be expressly provided elsewhere in this Lease and nothing in this Article 30 contained shall result in an extension of the period set forth in Section 3.1(b) above if Tenant's work is delayed or prevented due to an event specified herein. Notwithstanding the foregoing, if Landlord is unable to substantially complete that portion of the Office Work required to be constructed by Landlord pursuant to EXHIBIT B hereto on a timely basis for any reason other than Tenant's actions or inactions (including Tenant's failure to satisfy the schedule attached hereto as EXHIBIT C to the extent applicable to such work), then Landlord shall not be deemed to have substantially completed its work pursuant to Section 3.1(c) above and the commencement date shall be delayed accordingly.

                                    ARTICLE 31.

                                 PARTIAL INVALIDITY

          If any term, covenant, condition or provision of this Lease is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

                                    ARTICLE 32.

                                      CAPTIONS

          The various headings and numbers herein and the grouping of the provisions of this Lease into separate sections and paragraphs are for the purpose of convenience only and shall not be considered a part hereof.

                                    ARTICLE 33.

                                        TIME

          Time is of the essence of this Lease.

                                    ARTICLE 34.
                             SUBORDINATION, ATTORNMENT

          34.1. SUBORDINATION. This Lease, at Landlord's option, shall be subordinate to the lien of any deed of trust, mortgage or ground lease subsequently placed upon the Parcel or any part thereof, and to any and all advances made on the security thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof. As a condition of such subordination, the beneficiary, mortgagee or ground lessor, as applicable (the "Lender") shall execute and deliver to Tenant a commercially reasonable non-disturbance and attornment agreement binding upon Lender and its successors and assigns which shall, among other items, provide that (a) Tenant shall not be dispossessed of its right to quiet enjoyment of the demised premises in the event of a foreclosure or other action under the deed of trust, mortgage or ground lease as long as Tenant shall not be in default under this Lease beyond any applicable notice and cure period, and (b) such Lender agrees that, if the Lender (or its successor as a result of the enforcement or foreclosure of the mortgage, deed of trust or ground lease) comes into possession or acquires title to the demised premises as a result of the enforcement or foreclosure of the mortgage, deed of trust, or ground lease, the Lender (or such successor) agrees to recognize. Tenant and agrees not to disturb Tenant in its possession of the demised premises for any reason other than one which would entitle Landlord to disturb Tenant pursuant to this Lease. Said agreement shall further provide that Tenant and Lender (or such successor) shall be bound each to the other under all of the terms, covenants and conditions of this Lease accruing during the balance of the term thereof. If any Lender shall elect to have this Lease prior to the lien of its mortgage, deed of trust or ground lease, and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such mortgage, deed of trust or ground lease, whether this Lease is dated prior or subsequent to the date of said mortgage, deed of trust or ground lease or the date of recording hereof; provided, that such Lender executes a commercially reasonable nondisturbance and attornment agreement with Tenant as contemplated above. Subject to the foregoing, upon the request of Landlord, Tenant shall execute and return to Landlord, within twenty (20) days after demand therefor, a subordination agreement in recordable form subordinating this Lease to existing or future secured interests.

          34.2. ATTORNMENT. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the demised premises, Tenant shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease, subject to the provisions of
Section 34.1 above. Tenant shall not be obligated to attorn to the purchaser or transferee upon any foreclosure sale or sale or transfer in lieu of foreclosure unless and until such purchaser or transferee acknowledges in writing the privity of contract between it, as Landlord, and Tenant.

          34.3. ESTOPPEL CERTIFICATE.

               (a) If upon any sale, assignment or hypothecation of the demised premises or the Parcel by Landlord, an estoppel certificate, and/or financial statement and/or assignment of rights shall be requested of Tenant, Tenant agrees, within twenty
(20) days thereafter, to deliver Tenant's last regularly published financial statement, and to deliver such estoppel certificate (in recordable form) addressed to any such proposed mortgagee or purchaser or to Landlord certifying the requested information to the extent relating to this Lease, including among other things, the dates of commencement and termination of this Lease, the amounts of security deposits (if any), that this Lease is in full force and effect (if such be the case) and that to Tenant's knowledge there are no defenses, offsets or defaults of Landlord, or noting such defenses, offsets or defaults as actually exist. Such mortgagee and purchaser shall have the right to rely on such estoppel certificate and financial statement. Tenant shall in the same manner acknowledge and execute any assignment of rights to receive rents as required by any mortgagee of Landlord.

               (b) Should Tenant fail to provide such estoppel certificate, financial statement or assignment of rights within twenty (20) days of the service on Tenant of a request therefor, then Landlord shall give Tenant a second request to provide such estoppel certificate, financial statement or assignment of rights referring to this Lease and this Section 34.3(b) and stating that failure to return such estoppel certificate is a material breach of this Lease. If Tenant fails to provide such estoppel certificate, financial statement or assignment of rights within ten (10) days of the service on Tenant of such second request therefor, then such failure shall be deemed to be a material breach of this Lease by Tenant, which breach shall not have any further cure periods notwithstanding the provisions of Section 23.1.

                                    ARTICLE 35.

                                    CONDEMNATION

          In the event that by a condemnation or a transfer in lieu thereof by power of eminent domain by a public or quasi-public authority, twenty percent (20%) or more of the Building is taken, either party may upon written notice given within thirty (30) days after such taking or transfer in lieu thereof terminate this Lease. Notwithstanding the foregoing, if Tenant is willing to remain upon the demised premises after such condemnation without any abatement of rent or other matters hereunder, then Landlord shall not have the right to terminate this Lease as a result of the immediately preceding sentence. Additionally, in the event of (a) condemnation of less than twenty percent (20%) of the Building or (b) a condemnation of Common Area which restricts access to the Building or takes parking spaces, and which in any of such events also results in a material, adverse effect on the business of Tenant being conducted from the Building, Tenant shall have the right to terminate this Lease upon written notice to Landlord given within thirty (30) days after such taking or transfer in lieu thereof. If this Lease is not terminated as a result of such taking or transfer in lieu thereof, the terms and conditions of this Lease shall remain unchanged. Tenant and Landlord shall each have the right to pursue any and all claims which either may have for compensation from the condemning authority as a result of such condemnation. Landlord shall only be required to restore the demised premises after an event of condemnation to the extent of proceeds actually received by Landlord in consideration of the condemnation of the demised premises and Tenant shall pay to Landlord, prior to Landlord being obligated to commence any restoration work, an amount equal to the excess of the costs of such restoration over the proceeds actually received by Landlord in consideration of the condemnation of the demised premises.

                                    ARTICLE 36.

                                   ACKNOWLEDGMENT

          Upon written request from Landlord, Tenant agrees to acknowledge the rent and term start date within thirty (30) days after the commencement of the lease term pursuant to Article 3 herein.

                                    ARTICLE 37.

                            LANDLORD'S LIMITED LIABILITY

          The liability of Landlord under this Lease shall be limited to Landlord's equity interest in the demised premises as well as the rents, issues, profits, and income derived or to be derived from Landlord's ownership, operation and leasing of the demised premises. Tenant agrees to look solely to Landlord's equity interest in the demised premises and such rents, issues, profits and income for the satisfaction of any liability, duty or obligation of Landlord with respect to this Lease, or the relationship of Landlord and Tenant hereunder, and no other assets of Landlord shall be subject to any liability therefor. In no event shall Tenant seek, and Tenant does hereby waive, any recourse against the shareholders and/or constituent partners of Landlord and the partners, directors, officers or shareholders thereof, or any of their respective personal assets for such satisfaction.

                                    ARTICLE 38.

                                 NO ORAL AGREEMENT

          THIS LEASE COVERS IN FULL EACH AND EVERY AGREEMENT OF EVERY KIND OR NATURE WHATSOEVER BETWEEN THE PARTIES AND THEIR RESPECTIVE AGENTS AND REPRESENTATIVES HERETO CONCERNING THIS LEASE, AND ALL PRELIMINARY NEGOTIATIONS AND AGREEMENTS OF WHATSOEVER KIND OR NATURE ARE MERGED HEREIN, AND THERE ARE NO ORAL AGREEMENTS. LANDLORD SPECIFICALLY DOES NOT WARRANT THAT ANY OTHER OCCUPANT, PRESENT OR FUTURE, IN THE VICINITY OF THE DEMISED PREMISES SHALL REMAIN AN OCCUPANT DURING THE TERM OF THIS LEASE. TENANT SHALL HOLD LANDLORD HARMLESS FROM ALL DAMAGES (INCLUDING ATTORNEYS' FEES AND COSTS) RESULTING FROM ANY CLAIMS THAT MAY BE ASSERTED AGAINST LANDLORD BY ANY BROKER, FINDER, OR OTHER PERSON WITH WHOM TENANT HAS OR PURPORTEDLY HAS DEALT, EXCEPT THE LEASING AGENT FOR THE DEMISED PREMISES DULY APPOINTED BY LANDLORD.

                                ARTICLE 39. BINDING

          If Tenant is a corporation, Tenant represents and warrants that each individual executing this Lease on behalf of Tenant is duly authorized to execute and deliver this Lease on behalf of Tenant and shall deliver appropriate certification to that effect, if requested. If Tenant is a partnership, joint venture, or other unincorporated association, each individual executing this Lease on behalf of Tenant thereby represents that this Lease is binding on Tenant. Furthermore, Tenant agrees that the execution of any written consent hereunder, or of any written modification or termination of this Lease, by any general partner of Tenant or any other authorized agent of Tenant shall be binding on Tenant. All parties to this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant. This Lease may be executed in more than one counterpart with the same effect as if all parties had executed the same instrument.

                                    ARTICLE 40.

                               RIGHT OF FIRST REFUSAL

          If Landlord decides to market the demised premises for sale, Landlord covenants to promptly give Tenant notice of such decision. If Landlord receives a bonafide offer from a third party which is not affiliated (directly or indirectly) with Landlord or Landlord's members or their owners to purchase the demised premises (but excluding an offer to joint venture or form a similar type of entity with Landlord or any such affiliate of Landlord or Landlord's members or their owners, in which event such joint venture or similar type of entity shall remain subject to this Article 40 as if it were the original Landlord hereunder) and Landlord desires to accept such offer, Landlord shall give written notice to Tenant (the "Original Notice") indicating the purchase price and terms upon which Landlord is willing to sell the demised premises. Tenant shall then have the right and option to purchase the demised premises at the price and upon the terms offered in the Original Notice provided that Tenant gives Landlord written notice of Tenant's election to so acquire the demised premises on or before five (5) business days after the date Landlord gives the Original Notice to Tenant. Tenant's failure to elect to acquire the demised premises upon such terms and conditions within such five (5) business day period shall be deemed to be an election by Tenant to not exercise such right. If Tenant timely exercises such right, then Tenant shall purchase, and Landlord shall sell, the demised premises to Tenant upon the terms and conditions set forth in the Original Notice. If Tenant does not timely exercise such right, then Landlord shall have the right to sell the demised premises on terms not less favorable to Landlord than those set forth in the Original Notice, provided that such sale is consummated within one hundred eighty (180) days after the expiration of such five (5) business day period.

                                    ARTICLE 41.

                          INTEREST ON PAST DUE OBLIGATIONS

          Any amount due from Tenant to Landlord hereunder which is not paid when due (including, without limitation, amounts due as reimbursement to Landlord for costs incurred by Landlord in performing obligations of Tenant hereunder upon Tenant's failure to so perform) shall bear interest at the reference rate then being charged by Bank of America, N.A. in its San Francisco, California office plus five percent (5%), but in no event higher than the highest rate then allowed under the usury laws of the State of California, from the date due until paid, unless otherwise specifically provided herein.

                                    ARTICLE 42.

                             OPTION TO LEASE, NO OPTION

          THE SUBMISSION OF THIS LEASE TO TENANT IS FOR EXAMINATION PURPOSES ONLY AND DOES NOT CONSTITUTE A RESERVATION OF, OR OPTION FOR TENANT TO LEASE, OR OTHERWISE CREATE ANY INTEREST OF TENANT IN THE DEMISED PREMISES. EXECUTION OF THIS LEASE BY TENANT AND ITS RETURN TO LANDLORD SHALL CONSTITUTE AN OFFER TO LEASE WHICH LANDLORD SHALL HAVE NO OBLIGATION TO ACCEPT. LANDLORD'S ACCEPTANCE SHALL ONLY BE EVIDENCED BY LANDLORD'S EXECUTION OF THIS LEASE AND DELIVERY TO TENANT.

                                    ARTICLE 43.

                              PRIOR RECORDED DOCUMENTS

          Tenant acknowledges that this Lease and Tenant's rights and obligations hereunder are subject to the provisions of certain recorded documents which exist of record as of the date hereof and which are prior to this Lease. Such documents include, without limitation, that certain Second Completely Amended and Restated Declaration of Covenants, Conditions and Restrictions recorded in the Official Records of Orange County, California on April 30, 1992 as Instrument No. 92-283832, as amended (herein called the "CC&Rs"). To the extent of any ambiguity between any provision of the CC&Rs and this Lease, the provisions which impose the greatest restrictions and burdens on Tenant shall prevail.

                                    ARTICLE 44.

                                      BROKERS

          Except for CB Commercial Real Estate Group, Inc., to which Landlord shall pay a lease commission in the amount set forth in Landlord's published commission schedule previously delivered to CB Commercial Real Estate Group, Inc., Landlord represents and warrants to Tenant and Tenant represents and warrants to Landlord that no broker or finder has been engaged by Landlord or Tenant, respectively, in connection with the transaction contemplated by this Lease, and that no broker or finder is in any way connected with such transaction. Except as expressly set forth above, in the event of any claim for brokers' or finders' fees or commissions in connection with the negotiation, execution or consummation of this Lease or the transactions contemplated hereby, Tenant shall indemnify, hold harmless and defend Landlord from and against such claim if it shall be based upon any statement, representation or agreement made by Tenant, and Landlord shall indemnify, hold harmless and defend Tenant from and against such claim if it shall be based upon any statement, representation or agreement made by Landlord.

                                    ARTICLE 45.

                              CONFIDENTIALITY OF LEASE

          Landlord and Tenant each agrees that the terms and conditions of this Lease are confidential, that their disclosure could adversely affect its respective relationships with other parties, and that neither party shall disclose the terms and conditions of this Lease to any other person without the prior written consent of the other party. Subsequent to execution of this Lease, each party will cooperate with the other in making a public announcement after prior consultation and review of the language which either party proposes to use in such announcement. Notwithstanding the foregoing, either party may disclose such terms and conditions: (a) to its attorneys, accountants, potential transferees, brokers or lenders, or (b) as required by law or in connection with any legal action to enforce or interpret this Lease. The parties agree that damages would be an inadequate remedy for the breach of this provision, and that either party may obtain specific performance of this provision and seek injunctive relief to prevent its breach or continued breach.

                                    ARTICLE 46.

                               HELICOPTER PAD ACCESS

          Landlord shall use commercially reasonable efforts to cooperate with Tenant in the provision of a community helicopter pad on other land in the general vicinity of the Parcel, for the nonexclusive use of Landlord, Tenant and other tenants or permittees of Landlord. Landlord is not making any representation or warranty as to whether any such helicopter pad will be permitted by the applicable governmental agencies. Further, Landlord shall not be obligated to incur any cost or liability in connection with the provision of such helicopter pad. However, Landlord will assist Tenant in connection with the provision of such helicopter pad, including coordinating the processing of all necessary governmental authorizations therefor. If such pad is created, Landlord shall provide Tenant with access thereto, subject to reasonable rules and regulations related thereto.

                                       ARTICLE 47.

                                    FINANCING SPREAD

          Landlord has informed Tenant that Landlord intends to obtain a permanent loan after the completion of construction of the Building. Upon the determination of the same (if Landlord elects to obtain a permanent loan), Landlord shall give Tenant written notice (the "Terms Notice") of the material terms (including financial and non-financial terms) upon which Landlord can obtain such permanent financing. Tenant shall have five (5) business days after the giving of the Terms Notice to give written notice to Landlord that Tenant can provide or arrange for such financing on terms which are financially more advantageous to Landlord, and upon other terms and conditions which are no less favorable to Landlord, than those set forth in the Terms Notice. If Tenant timely gives such notice to Landlord, then Tenant shall be obligated to provide or arrange for such financing on the terms and conditions set forth in such Tenant's notice. Failure of Tenant to timely give such Tenant's notice shall be deemed a waiver of all rights of Tenant with respect to making or arranging for such original permanent loan. However, if Tenant does not elect to make or arrange for such financing with respect to the original permanent loan, Tenant shall have the right, at any time but only once, to provide or arrange for refinancing of such permanent loan (or any replacement permanent loan) on terms and conditions which are financially more advantageous to Landlord, and upon other terms and conditions which are no less favorable to Landlord, than those then existing in any permanent loan Landlord then has with respect to the demised premises. If Landlord is not otherwise refinancing the permanent loan at such time, Tenant shall pay directly to all third parties, or shall reimburse Landlord for, all costs incurred in connection with such refinancing, including, without limitation, prepayment penalties, points, loan fees, attorneys' fees, appraisal expenses and all other applicable fees and expenses. Such payment shall be made when required by such third party or, in the event of a reimbursement to Landlord, within twenty (20) days of demand. If Tenant makes or arranges for such financing as contemplated by this Article, then Landlord shall pay to Tenant, at such time as Landlord otherwise would have been obligated to make such payments pursuant to the permanent financing set forth in the Terms Notice (or any then applicable replacement permanent loan), the difference between the amount that Landlord is obligated to pay to the lender obtained by Tenant and the amount which Landlord would have been obligated to pay to Landlord's lender. Notwithstanding the foregoing, Landlord shall not be required to make any such payment until five (5) business days after Landlord receives the rental payment from Tenant for such month. Landlord shall only be obligated to make such payments during such period that the financing made or arranged for by Tenant actually remains in place (i.e., such obligation terminates if such financing is refinanced or prepaid). Tenant shall only have the right to provide or arrange for such financing one (1) time during the term of this Lease. Notwithstanding the foregoing, Landlord shall not be obligated to accept any such financing provided by Tenant if such financing is unacceptable to Landlord's construction lender for the construction of the Building.

          IN WITNESS WHEREOF, the parties have duly executed this Lease together with the herein referred to Exhibits which are attached hereto and incorporated herein by this reference, on the day and year first above written.

                                   "LANDLORD"

                                   FOOTHILL-PARKSTONE I, LLC, a California
                                   limited liability company

                                   By:  OFFENBLOCH-PARKSTONE PARTNERS I, a
                                        California limited partnership, Member

                                        By:  BUCK EQUITIES, LTD., a California
                                             limited partnership, General
                                             Partner

                                             By:  BUCK CORPORATION, INC.,
                                                  a California corporation,
                                                  general partner

                                                  By: /s/ Chris Downey
                                                     ---------------------------
                                                  Print Name: Chris Downey
                                                             -------------------
                                                  Its: V.P.
                                                      --------------------------

                                   By: DB VENTURES LLC,
                                       a California limited liability company

                                   By:/s/ Robert J. Searles
                                      ------------------------------------------
                                   Print Name: ROBERT J. SEARLES
                                              ----------------------------------
                                   Its: MANAGING MEMBER
                                       -----------------------------------------

                                   "TENANT"

                                   THE WET SEAL, INC., a Delaware corporation

                                   By:/s/ Edmond S. Thomas
                                      ------------------------------------------
                                   Print Name: Edmond S. Thomas
                                              ----------------------------------
                                   Its: President & COO
                                       -----------------------------------------

                                   By:/s/ Kathy Bronstein
                                      ------------------------------------------
                                   Print Name:  Kathy Bronstein
                                              ----------------------------------
                                   Its: Vice Chairman-CEO
                                       -----------------------------------------


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